[FDIC - Federal Deposit Insurance Corporation Letterhead]


January 6, 2000

Mr. Paul Vambutas
Credit Suisse First Boston Corporation
Eleven Madison Avenue
New York, New York  10010

Ms. Cheryl Watson
USA Group, Inc.
30 South Meridian Avenue
Indianapolis, Indiana  46204

Dear Mr. Vambutas and Ms. Watson:

In a letter written on your behalf, Messrs. Kravitt and Karp of Mayer, Brown & Platt requested the FDIC staff to confirm their findings with regard to the appropriate risk weight for senior asset-backed securities that are issued by a securitization trust and secured by student loans conditionally guaranteed by a U.S. government agency. We understand that from time to time USA Group, Inc. (USA Group), indirectly through its subsidiary, USA Group Secondary Market Services, Inc. (SMS), securitizes guaranteed student loans and transfers guaranteed loans to special purpose entities to effect securitizations. Credit Suisse First Boston Corporation (CSFB) is the adviser to SMS and lead underwriter of the securities. USA Group and CSFB request the FDIC's concurrence that the existing and proposed senior asset-backed securities described in Mayer Brown & Platt's letter may be treated by investors as indirect holdings of student loans that are conditionally guaranteed by the U.S. Department of Education (DOE) and, thus, eligible for the 20 percent risk category under the FDIC's risk-based capital standards.

We understand that SMS forms a special purpose vehicle (the issuer) for the purpose of issuing senior asset-backed securities to the public and the Issuer is a limited purpose, bankruptcy remote entity. The underlying assets collateralizing the asset-backed securities are student loans originated under the Federal Family Education Loan Program. These loans are conditionally guaranteed by the DOE through a program that reinsures the guarantees of the loans by state or nonprofit agencies. If the state or nonprofit agency guarantors are unable to fulfill their contractual obligations, then holders of the student loans may submit insurance claims directly to the DOE.

The guarantee is considered conditional because it is only valid as long as the student loans are originated and serviced in accordance with the criteria set forth under the Higher Education Act of 1965, as amended. Under the condition guarantee, if a borrower defaults on a student loan, e.g., has payments that are 270 days past due for loans repayable in monthly installments, then the state or nonprofit agency that guaranteed the loan would reimburse the holder of the loan for 100 percent of the unpaid principal balance, as well as accrued unpaid interest. For guaranteed student loans disbursed on or after October 1, 1993, in which the lender must retain a 2 percent share in the risk of the loan, the state or nonprofit agency would reimburse 98 percent of the unpaid principal.

Analysis

In order to determine the risk weight category to which an asset held by a state nonmember bank should be assigned, the FDIC's Statement of Policy on Risk-Based Capital (Appendix A to 12 C.F.R. Part 325) generally looks to the borrower, issues, or counterparty. Where the asset is subject to a guarantee, the risk-based capital guidelines will, in certain cases, assign a risk weight to the asset based on the nature of the issuer of that guarantee. Section II.C.-- Category 2 of Appendix A to Part 325 provides that portions of assets conditionally guaranteed by the United States Government or its agencies are assigned to the 20 percent risk weight category. Since the underlying student loans in this case are conditionally guaranteed by the DOE, that portion of the student loans that is conditionally guaranteed by the DOE would be assigned to the 20 percent risk weight category if the loans were held directly by a bank.

However, as Mayer, Brown & Platt's letter indicates, the underlying student loans are not held directly by a bank but rather are held indirectly in the form of asset-backed securities. As a private sector obligor, the SMS senior asset-backed securities would normally be assigned to the 100 percent risk weight category as a privately issued asset-backed security. To obtain a determination that senior asset-backed securities secured by student loans conditionally guaranteed by the DOE qualify for the 20 percent risk category would require the FDIC to "look through" to the guaranteed portion of the underlying student loans in order to apply the lower risk weight. Section II.B.5. of the FDIC's risk-based capital standards provide that a privately issued mortgage-backed security is treated as essentially an indirect holding of the underlying assets, and assigned to the same risk category as the underlying assets, in accordance with the provisions and criteria spelled out in detail in the accompanying footnote;

In this regard, Footnote 14 to this section states that

A privately issued mortgage-backed security may be treated as an indirect holding of the underlying assets provided that

(1) the underlying assets are held by an independent trustee and the trustee has a first priority, perfected security interest in the underlying assets on behalf of the holders of the security,
(2) either the holder of the security has an undivided pro rate ownership interest in the underlying mortgage assets or the trust or single purpose entity (or conduit) that issues the security has no liabilities unrelated to the issued securities,
(3) the security is structured such that the cash flow from the underlying assets in all cases fully meets the cash flow requirements of the security without undue reliance on any reinvestment income, and
(4) there is no material reinvestment risk associated with any funds awaiting distribution to the holders of the of the security.

The FDIC has reviewed the SMS securitization program described in Mayer, Brown & Platt's letter and the representations therein that the senior student loan-backed securities meet all of the above mentioned criteria. Based on this review, the staff of the Division of Supervision of the FDIC believes that the SMS senior asset-backed securities are eligible for the 20 percent risk weight category as an indirect holding of federally guaranteed student loans to the extent that the underlying student loans are conditionally guaranteed by the U.S. Department of Education. However, please note that the 20 percent risk weight is only applicable with respect to that portion of the underlying student loans that is conditionally guaranteed by the DOE. As a result, only 98 percent of each senior security backed by student loans that have been disbursed on or after October 1, 1993, in accordance with the 2 percent lender risk sharing provisions, would be eligible for assignment to the 20 percent risk category.

This determination is based on the information and representations contained in Mayer, Brown & Platt's letter. If there are any material changes in the facts or circumstances relating to the SMS securitization program, our conclusion may differ.

If you have further questions, please contact Examination Specialist Stephen Pfeifer of the Accounting Section (202/898-8904).

Sincerely,


/s/  Mark Schmidt
Mark Schmidt
Associate Director